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                                                                     Exhibit 5.3



Fresenius Medical Care AG
Else-Kroner-Strasse 1

61352 Bad Homburg








RE: EXCHANGE OFFER FOR 7 7/8 % TRUST PREFERRED SECURITIES (LIQUIDATION AMOUNT $1,000 PER TRUST PREFERRED SECURITY) ISSUED BY FRESENIUS MEDICAL CARE CAPITAL TRUST IV AND FOR 7 3/8 % TRUST PREFERRED SECURITIES (LIQUIDATION AMOUNT E1,000 PER TRUST PREFERRED SECURITY) ISSUED BY FRESENIUS MEDICAL CARE CAPITAL TRUST V

                                                                  August 1, 2001


Ladies and Gentlemen:

      We have acted as special German counsel to Fresenius Medical Care AG, a German stock corporation ("Fresenius Medical Care") in connection with the exchange offer (the "Exchange Offer") for the 7 7/8 % trust preferred securities (liquidation amount $1,000 per trust preferred security) issued by Fresenius Medical Care Capital Trust IV on June 6, 2001, and for the 7 3/8 % trust preferred securities (liquidation amount E1,000 per trust preferred security) issued by Fresenius Medical Care Capital Trust V on June 15, 2001 (such 7 7/8 % trust preferred securities and 7 3/8 % trust preferred securities, collectively the "Trust Preferred Securities"). In the course of the Exchange Offer, the Trust Preferred Securities shall be exchanged for new trust preferred securities (the "New Trust Preferred Securities"), and the senior subordinated notes, the trust guaranties and the note guaranties issued by certain group companies of Fresenius Medical Care (including its German subsidiary Fresenius Medical Care Deutschland GmbH) in connection with the issuance of the Trust Preferred Securities shall be ex-

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NORR STIEFENHOFER LUTZ                                                         2



changed for new senior subordinated notes (the "New Senior Subordinated
Notes"), new trust guaranties (the "New Trust Guaranties") and new note guaranties (the "New Note Guaranties", and collectively with the New Trust Preferred Securities, the New Senior Subordinated Notes and the New Trust Guaranties, the "New Securities"). Each of the New Securities shall be registered with the Securities and Exchange Commission on the basis of a registration statement on Form F-4 (the "Registration Statement"), being filed by Fresenius Medical Care with the Securities and Exchange Commission on or about the date of this opinion under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder (the "Rules").

        In connection with this matter, we are familiar with the proceedings taken by Fresenius Medical Care in connection with the issuance of the New Securities. We assume that each of the New Securities to be executed by Fresenius Medical Care or Fresenius Medical Care Deutschland GmbH will be signed either by two members of the management board of the respective company or by one member of the management board together with a director being authorized thereto (Prokurist).

        In our capacity as such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Articles of Association of each of Fresenius Medical Care and Fresenius Medical Care Deutschland GmbH, (iii) an excerpt from the commercial register with respect to each of Fresenius Medical Care and Fresenius Medical Care Deutschland GmbH, (iv) a draft of each of the New Trust Guaranties and the New Note Guaranties, (v) and such other records and documents we considered appropriate. In rendering this opinion, we have assumed, without independent investigation, the genuineness of all signatures, the authority and power of attorney of the persons signing the aforesaid documents and agreements, the authenticity of all documents submitted to us a originals and the conformity with originals of all documents submitted to us as certified copies or photocopies. As to relevant factual matters, we have relied upon, among other things, factual representations of officers and other representatives of Fresenius Medical Care and Fresenius Medical Care Deutschland GmbH. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

        On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:


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NORR STIEFENHOFER LUTZ                                                         3


        (i)    Fresenius Medical Care is a stock corporation
               (Aktiengesellschaft) duly registered with the commercial register at the local court Hof an der Saale, Germany, and validly existing under the laws of the Federal Republic of Germany;

        (ii) Fresenius Medical Care Deutschland GmbH is a private limited company (Gesellschaft mit beschrankter Haftung) duly registered with the commercial register at the local court Bad Homburg, Germany, and validly existing under the laws of the Federal Republic of Germany; and

        (iii) under the laws of the Federal Republic of Germany, when executed in accordance with the procedure described above and issued in the manner described in the Registration Statement, the New Trust Guaranties will be duly authorized by all necessary corporate action of, and validly issued by, Fresenius Medical Care, and the New Note Guaranties will be duly authorized by all necessary corporate action of, and validly issued by, each of Fresenius Medical Care and Fresenius Medical Care Deutschland GmbH.

      The law covered by this opinion is limited to the present law of the Federal Republic of Germany. We express no opinion as to the laws of any other jurisdiction.

      We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions "Enforcing Civil Liabilities" and "Legal Matters" of the prospectus contained in part 1 of the Registration Statement.

      In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.

      This opinion is furnished by us as special counsel to Fresenius Medical Care and may be relied upon by you only in connection with the Registration Statement. It may not be used or relied upon by you for any other purpose or by any other person, nor may copies be delivered to any other person, without in each instance our prior written consent.

Sincerely yours,
NORR STIEFENHOFER LUTZ


/s/Konstantin Technau